As filed with the Securities and Exchange Commission on May 11, 2011.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
-
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CAMBREX CORPORATION
(Exact name of issuer as specified in its charter)

Delaware	22-2476135
(State of Incorporation)	(I.R.S. Employer Identification No.)

One Meadowlands Plaza
East Rutherford, New Jersey 07073
(201) 804-3000
(Address and telephone number of principal executive offices)

CAMBREX CORPORATION 2009 LONG-TERM INCENTIVE PLAN
(as amended and restated)
(Full Title of the Plan)

F. Michael Zachara
Vice President, General Counsel and Secretary
One Meadowlands Plaza
East Rutherford, New Jersey 07073
(201) 804-3000
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, par value $.10 per share	1,000,000	$4.57	$4,570,000	$530.58

(1)	Plus such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.
(2)
Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, based on the average high and low prices for Cambrex Corporation’s Common Stock (the “Common Stock”) as reported on the New York Stock Exchange on May 9, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.                      PLAN INFORMATION*

ITEM 2.                      REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*
_________

*
Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in the 2009 Long-Term Incentive Plan, as amended and restated (the “Plan”) as specified by Rule 428(b) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents need not be filed with the Securities and Exchange Commission (the “Commission” or the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 in reliance on Rule 428.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.                      INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents which previously have been filed by Cambrex Corporation (the “Registrant”) with the Commission are incorporated by reference herein and shall be deemed to be a part hereof:

1.
The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (which incorporates by reference portions of the Registrant’s Definitive Proxy Statement for the 2011 Annual Meeting of Stockholders).

2.	The Registrant’s Current Reports on Form 8-K dated January 13, 2011 and May 3, 2011 and Form 10-Q dated May 6, 2011.

3.
The description of the Registrant's capital stock contained in the Registration Statement on Form 8-A filed on February 11, 1998 (File No. 001-10638) pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from their respective dates of filing (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents").

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, we are not incorporating by reference information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, nor in any document or information deemed to have been furnished and not filed in accordance with SEC rules.

ITEM 4.                      DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.                      INTEREST OF NAMED EXPERTS AND COUNSEL

The validity of the issue of Cambrex Common Stock offered hereby has been passed on by F. Michael Zachara, Esq., Vice President, General Counsel and Corporate Secretary of Cambrex.  Mr. Zachara beneficially owned, as of May 11, 2011, 31,250 shares of Cambrex Common Stock, which includes 21,250 shares of which he has the right to acquire beneficial ownership within 60 days under Cambrex’s stock option plans.

ITEM 6.                      INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law (“DGCL”) makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).   The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under a corporation's bylaws, any agreement, a vote of stockholders or otherwise.

The Registrant's Restated Certificate of Incorporation provides for indemnification of the Registrant's officers and directors to the fullest extent permitted by the DGCL.  The Registrant has purchased directors' and officers' liability insurance covering liabilities that may be incurred by its directors and officers in connection with the performance of their duties.

The Registrant's Bylaws provide a right to indemnification for expenses, attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by any director or officer by reason of the fact that the director or officer is or was serving or has agreed to serve at the request of the Registrant as a director or officer of the Registrant or as a director, officer, partner, fiduciary or trustee of another corporation, partnership, joint venture, trust or other enterprise, if such officer or director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action, that the director or officer had no reasonable cause to believe that his or her conduct was unlawful.  In an action by or in the right of the Registrant, such indemnification shall be limited to expenses actually and reasonably incurred by such indemnified party in defense or settlement of such action and no indemnification shall be made in respect of any matter as to which such indemnified party shall have been adjudged to be liable to the Registrant, unless the Delaware Chancery Court determines otherwise.  The Registrant’s Bylaws provide for the advancement of expenses to an indemnified party upon receipt of an undertaking by the party to repay those amounts if it is finally determined that the indemnified party is not entitled to indemnification.

Section 102(b)(7) of the DGCL empowers a corporation to include in its Certificate of Incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director: (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) arising under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.  The Registrant’s Restated Certificate of Incorporation contains such a provision.

ITEM 7.                      EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.                      EXHIBITS.

See Exhibit Index on page 8.

ITEM 9.                      UNDERTAKINGS.

(1) The Registrant hereby undertakes:

(a) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13(a) or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering hereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the above-mentioned provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of East Rutherford in the State of New Jersey, on May 11, 2011.

CAMBREX CORPORATION

By: /s/ F. Michael Zachara
F. Michael Zachara
Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby severally constitutes and appoints Steven M. Klosk, Gregory P. Sargen and F. Michael Zachara, and each of them acting singly, as his or her true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, to sign for him or her and in his or her name, place and stead in any and all capacities indicated below, the Registration Statement filed herewith and any and all pre-effective and post-effective amendments and supplements to the said Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

April 28, 2011
/s/ Steven M. Klosk
Steven M. Klosk
President, Chief Executive Officer & Director (principal executive officer)

April 28, 2011
/s/ Gregory P. Sargen
Gregory P. Sargen
Executive Vice President and Chief Financial Officer (principal financial and accounting officer)

/s/ John R. Miller	April 28, 2011
John R. Miller
Non-Executive Chairman
Director

April 28, 2011
/s/ David R. Bethune
David R. Bethune
Director

April 28, 2011
/s/ Rosina B. Dixon
Rosina B. Dixon
Director

April 28, 2011
/s/ Kathryn R. Harrigan
Kathryn R. Harrigan
Director

April 28, 2011
/s/ Leon J. Hendrix, Jr.
Leon J. Hendrix, Jr.
Director

April 28, 2011
/s/ Ilan Kauthal
Ilan Kaufthal
Director

April 28, 2011
/s/ William B. Korb
William B. Korb
Director

April 28, 2011
/s/ Peter G. Tombros
Peter G. Tombros
Director

EXHIBIT INDEX

Exhibit No.	Description

4	Form of Certificate for shares of Common Stock of Registrant.*

5	Opinion of General Counsel of the Registrant as to the legality of the Registrant's Common Stock.

23(a)	Consent of General Counsel of the Registrant (included in the Opinion filed as Exhibit 5 hereto).

23(b)	Consent of BDO USA, LLP, Independent Registered Public Accounting Firm.

24	Power of Attorney (set forth on the signature page hereof).

99(a)	Cambrex Corporation 2009 Long-Term Incentive Plan, as amended and restated.**
_________________________

*Previously filed as Exhibit 4(a) to the Registrant’s Registration Statement on Form S-1 (File No. 33-16419), and incorporated by reference hereto.

**Previously filed as Exhibit 1 to Cambrex Corporation’s Definitive Proxy Statement for the 2011 Annual Meeting of Stockholders (File No. 1-10638), filed with the Commission on March 18, 2011, and incorporated by reference hereto.